Exhibit 1

ARTICLES OF ASSOCIATION

Filed with Maîtres Chevreux and Bourges
(Notaires) Paris

As of December 31, 2003

Société Anonyme – Registered office: 61, rue des Belles Feuilles 75116 Paris
Tel. : (33)1.44.34.11.11 – 542 105 572 R.C.S. Paris

ARTICLES OF ASSOCIATION

CHAPTER 1

GENERAL PROVISIONS

ARTICLE 1 – CONSTITUTION OF THE COMPANY

1.	LAFARGE is a French société anonyme governed by the laws and regulations currently in force and these Articles of Association.

The Company is formed by the owners of the shares constituting the share capital as defined in Chapter II. Ownership of a share shall be deemed an acceptance of the Articles of Association and of the resolutions duly adopted by the general meeting of shareholders.

The incorporation of the Company in 1884 as a partnership limited by shares, its subsequent transformation into a société anonyme and the various changes in its share capital are detailed in an annex to these Articles of Association.

2.	The Company’s French nationality may not be changed, even by an extraordinary general meeting of shareholders, otherwise than pursuant to applicable law and international agreements, as stated in Article 25.2 hereof. For the purpose of expanding its business outside France the Company may rely on international law insofar as permitted by applicable French law and these Articles of Association.

ARTICLE 2 – PURPOSE

The Company’s purpose, in France and elsewhere, shall be :

1.	The acquisition and management of all industrial and financial holdings, including, without limitation:
	•	industries relating to cement and other hydraulic binders, construction materials and products or
	•	equipment used in homes,
	•	refractory products industries,
	•	industrial plant engineering and construction,
	•	bio-industries and agri-business;

2.	Research and the provision of services in any of the above-mentioned fields and in any other field where the skills of the Company and its subsidiaries might apply.

3.	All associations or undertakings, all acquisitions of securities, and all industrial, commercial, financial, agricultural, real and movable property transactions relating directly or indirectly to any of the above-mentioned purposes or such as ensure the development of company assets.

ARTICLE 3 – CORPORATE NAME

The corporate name shall be LAFARGE.

The words “société anonyme” or the letters “S.A.” shall immediately follow the corporate name on all instruments or documents issued by the Company.

ARTICLE 4 – REGISTERED OFFICE

The registered office shall be at 61, rue des Belles Feuilles, 75116 Paris.

It may be relocated :

•	to any other location in the city of Paris, or in a neighbouring département, by decision of the Board of Directors, on condition that such decision is ratified by the next ordinary general meeting of shareholders;

•	to any other place by a resolution of an extraordinary general meeting of shareholders.

ARTICLE 5 – DURATION

The Company’s term shall be set to expire on December 31, 2066 except in the event of early dissolution or an extension of such term.

CHAPTER II

SHARE CAPITAL – SHARES

ARTICLE 6 – SHARE CAPITAL

The share capital shall be set at 668,871,252 euros represented by 167,217,813 fully paid-up shares with a nominal value of 4 euros each.

The various changes in the share capital, capital contributions received by the Company, whether in cash or in kind, and the terms and conditions for their remuneration are detailed in an annex to these Articles of Association.

The nominal value of the shares may be changed by a resolution of an extraordinary general meeting of shareholders or by resolution of the Board of Directors pursuant to an authorisation of the extraordinary general meeting of shareholders.

– I –
PROVISIONS RELATING TO COMPANY’S SHARES

ARTICLE 7 – RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

1.	Each share having the same nominal value shall confer, with regard to ownership of the assets of the Company and the division of profits, a proportionate share corresponding to the fraction of the share capital it represents.

All shares shall be fully fungible with regard to each other. In particular, regardless of any taxes and duties payable, all shares shall confer entitlement to the payment of the same net amount in respect of all distributions and redemptions, during the term of the Company or upon its liquidation, subject only to the date as of which they first accrue the right to dividends.

2.	Shareholders liability shall be limited to the nominal amount of the shares they hold. Any call for funds in excess of such amount is prohibited.

3	The Company shall treat all shares as being indivisible and shall recognize only one owner for each share. Joint owners of shares shall be represented with regard to the Company by one of the joint owners or by a single authorized representative.

4.	All rights and obligations attached to a share shall remain attached upon transfer; the heirs, creditors, assigns or representatives of a shareholder may not, for any reason whatsoever, request that the goods and assets of the Company be seized, nor may they interfere in its management. In the exercise of their rights as shareholders, they shall be bound by the inventory conducted by the Company in accordance with the law and by the resolutions of the general meeting of shareholders.

5.	Any time the exercise of any right whatever requires that several shares be held, whether in the event of an exchange, consolidation or allocation of shares, or as a result of an increase or reduction in capital, merger or other corporate transaction, shareholders holding single shares or less than the required number of shares may only exercise such rights if they personally assemble and, if necessary, purchase or sell the necessary number of shares.

ARTICLE 8 – FORM AND OWNERSHIP OF SHARES

1.	Shares may be held in registered or bearer form at the shareholder’s discretion. Registered shares may be converted into bearer shares and vice versa, except as otherwise provided by law.

2.	Shares may be divided into denominations of shares under the conditions provided by law.

3.	Rights to shares vest upon book entry pursuant to applicable law and regulations. Share registers for registered shares shall be kept by the Company or by an agent appointed for that purpose. Registers for bearer shares shall be kept by authorized financial intermediaries.

4.	In addition to the notification required by law, any shareholder acting alone or in concert, who acquires, directly or indirectly, shares or voting rights representing more than 1 % of the share capital or voting rights of the Company, must inform the Company of such acquisition. This additional requirement shall be governed by the same procedures as those governing the notification required by law; the notification of ownership of shares or voting rights in excess of percentage limits shall be reported within the same period as is provided for with respect to the notification required by law by registered letter with return receipt requested, fax or telex indicating whether or not the shares or voting rights are held on behalf of or under the control of or in concert with other individuals or legal entities. The Company shall also be notified of each additional 1% holding acquired in the shares or voting rights of the Company.

The reporting obligations provided for in this paragraph shall also be followed within the same time limits and in accordance with the same procedures should the percentage of ownership of shares or voting rights fall below the limits set forth above, for whatever reason.

The notifications shall furthermore state the date on which the threshold was crossed (which shall be deemed to be the date of the transaction resulting in the threshold being crossed), the number of securities held by the declarant conferring rights to shares of the Company as well as any voting rights that are attached thereto.

In the event of the failure to comply with the obligations set forth in the first sub paragraph set forth above, the provisions of the law providing for loss of voting rights shall be applied. Should such sanction not apply automatically, such sanction shall be available upon the motion, duly noted in the minutes of the meeting of shareholders, brought by one or more shareholders holding at least 1% of the shares or voting rights. Such sanction shall be independent of any sanction which may be issued by a court upon the request of the Chairman, a shareholder or the “Commission des Opérations de Bourse”.

5.	The Company may any time request, under the terms and conditions set forth by applicable law, that the entity in charge of settlement of securities transactions to identify the holders of securities conferring immediate or future entitlement to voting rights at shareholders’ meetings and to state the number of securities held by each holder and any restrictions on such securities.

ARTICLE 9 – TRANSFER OF SHARES – RIGHTS OF SHARES

1.	The shares shall be freely transferable unless otherwise provided by applicable laws, regulations or the provisions of these Articles of Association.

2.	The transfer of shares, whether in registered or bearer form, shall be made by book entry transfer between accounts in accordance with the procedures established by law.

Where the transfer relates to shares that are not fully paid-up, the transferee shall sign an acknowledgement of transfer; shares that are not fully paid-up and upon which a capital contribution is outstanding may not be transferred by book entry.

The Company may require that the signature or legal capacity of the parties be certified by an officer of justice or any other public authority authorized to do so, except as otherwise provided by law.

3.	Shareholders who have not registered their shares in share accounts may only exercise their rights under the conditions set forth by law.

– II –
CHANGES IN SHARE CAPITAL

ARTICLE 10 – CAPITAL INCREASE - PAYMENT OF SHARES

1.	The share capital may be increased either by the issuance of new shares, or by an increase in the nominal amount of existing shares.

Capital increases shall be effected, under the terms and conditions laid down by law, by way of cash contributions or contributions in kind; they may be made by way of set-off against liquidated and payable debts of the Company, conversion of bonds or capitalisation of profits, reserves or issue premiums.

2.
The nominal amount of shares, issued in respect of a capital increase that is payable in cash, shall be payable in accordance with the terms determined by the Board of Directors.
Subscribers and shareholders shall be informed of cash calls at least fifteen days before the date set for each payment by a notice placed in a journal of legal announcements of the place where the registered office is located or by individual registered letter.

Any delay in payment of amounts due on the unpaid portion of the share amount shall, as of right and without recourse to any formal procedure, entail payment of interest at the lending rate of the Banque de France, as of the required payment date, without prejudice to any personal action the Company may instigate against a defaulting shareholder or any enforcement measures provided by law.

ARTICLE 11 – CAPITAL REDEMPTION AND REDUCTION

1.	Capital may be redeemed pursuant to a resolution of an extraordinary general meeting of shareholders by means of sums deemed distributable within the meaning of applicable law. Redeemed shares are called actions de jouissance; they shall lose, with respect to the portion redeemed, their entitlement to any distribution or reimbursement in respect of the nominal value of shares, but shall retain their other rights.

2.	The extraordinary general meeting of shareholders may also authorize or decide upon a capital reduction on account of losses or by way of reimbursement or partial repurchase of shares.

– III –
PURCHASE BY THE COMPANY OF ITS OWN SHARES

ARTICLE 12 - PURCHASE OF SHARES WITHOUT CAPITAL REDUCTION

The Company may, without reducing its share capital, purchase its own shares under the terms and conditions provided by law.

CHAPTER III

BONDS

ARTICLE 13

The Company may issue ordinary bonds, bonds convertible into shares, bonds exchangeable for shares or bonds with share warrants.

Bond issues shall be decided by the ordinary general meeting of shareholders; provided however, that the extraordinary general meeting of shareholders shall decide on issues of bonds convertible into shares, bonds exchangeable for shares, bonds with share warrants and all issues of bonds which, in any way whatsoever, give entitlement to the allocation of securities representing a portion of the share capital.

The terms applicable to the different types of bonds shall be determined in accordance with applicable laws and regulations.

CHAPTER IV

COMPANY MANAGEMENT

ARTICLE 14 – BOARD OF DIRECTORS – DIRECTORS

1.	The Company shall be managed by a board of directors composed of the minimum number of directors authorized by the law and not exceeding eighteen; directors shall be appointed by the general meeting of shareholders and shall be chosen from among their number; they may not be more than 70 years of age.

2.	Directors taking office or renewed in office during 2001 shall be appointed for a term of office of 5 years, and those directors appointed for the first time or renewed in office in subsequent years shall be appointed for a term of office of 4 years. However, directors currently serving in a term of office set at 6 years shall continue in office until the expiration the term that was initially established. Directors shall always be eligible for re-election; their term of office shall expire at the end of the Ordinary General Meeting of Shareholders held to approve the financial statements for the preceding financial year that is held in the year during which such director’s office would normally expire or in which such director reaches the age limit established above.

A schedule of resignation of directors may be established for the Board, by means of the drawing of lots and then according to seniority of appointment, in order to ensure the renewal of the Board is both regular and complete in each period.

Directors may be re-elected. They may be dismissed at any time by the general meeting of shareholders.

3.	Subject to the maximum number of directors authorized by the Articles of Association, the Board shall have the power, in accordance with applicable law, to replace directors whose seats fall vacant during their term of office; appointments so made shall be submitted for ratification to the next ordinary meeting.

A director appointed to replace a director whose term of office has not expired shall only hold office for the remainder of his predecessor’s term.

4.	Each member of the Board must hold such number of shares of the Company in registered form as represent in the aggregate a nominal value of at least 4,572 euros.

5.	In accepting and taking office, each director represents that at all times he meets the legal requirements relating to the exercise of such office.

Appointments of directors made in breach of these Articles of Associations or applicable regulations shall be null and void; provided however, that unless otherwise provided by applicable law, such nullity shall not affect the validity of any decisions in which any such director participated.

Similarly, in the event of interim appointments made by the Board, pursuant to paragraph 3 above, that are not ratified by the meeting of shareholders, the decisions taken and acts accomplished by the Board prior thereto shall remain in full force and effect.

ARTICLE 15 – CHAIRMAN OF THE BOARD – OFFICERS OF THE BOARD

1.	The Board shall appoint a chairman from the natural persons among its members; the Chairman may be elected for his entire term of office as a director and may be re-elected indefinitely.

The Chairman may not be more than 65 years of age; his office shall expire automatically on December 31 of the year in which he reaches the age of 65.

However, the Board may decide, in the best interests of the Company, exceptionally to extend the Chairman’s term of office beyond the above-mentioned age limit for successive one year periods provided that such person continues to hold office as director during such periods. In such event, the Chairman’s term of office shall expire definitively on December 31 of the year in which he reaches the age of 67.

Accepting and taking the office of Chairman requires the person concerned to represent that he is not in breach of limits set by law on the number of offices in sociétés anonymes that may be held by any one person.

The Board may, if it so elects, appoint one or more vice-chairmen from among its members.

The Board shall appoint a secretary, who does not have to be a shareholder of the Company.

2.	The Chairman shall represent the Board. He shall preside over meetings of the Board, organise and direct the work of the Board and render account of such work to the meetings of shareholders. He shall supervise the proper functioning of the bodies of the Company and in particular shall ensure that the directors are capable of fulfilling their tasks. He shall preside over meetings of shareholders.

ARTICLE 16 – RESOLUTIONS OF THE BOARD OF DIRECTORS – MINUTES

1.	Board meetings shall be called by the Chairman as often as required by the business of the Company and in any event at least four times a year, and shall be held either at the registered office or at any other place.

Should the Chairman be unavailable, meetings may be called by the director temporarily appointed to deputize for the Chairman, or by a vice-chairman.

If it has not met for two months, at least one third of the directors may request the Chairman to convene a meeting of the Board to deliberate upon a specified agenda.

The directeur général may also request the Chairman to convene a meeting of the Board upon a specified agenda.

The Chairman shall be obligated to comply with any request submitted to him in accordance with the two preceding paragraphs.

2.	In order for a quorum of the Board to exist at least half of the directors must be present or deemed to be present.

For the purpose of the establishment of a quorum and a majority, except in the event of the adoption of the decisions enumerated in Art. L 225-37 of the Commercial Code and for the appointment or reappointment of the directeur général, directors shall be deemed present if they are participating by videoconference in accordance with the provisions of applicable law,

A director may grant a proxy, in writing, to another director to represent him. No directors may hold more than one proxy at any meeting of the Board.

An attendance register shall be kept and shall be signed by each director attending the meeting and which shall mention, if applicable, the name of the directors participating in the meeting by videoconference and deemed to be present. The minutes of each meeting shall be sufficient proof with regard to third parties of the names and the number of directors in office, of those present or deemed to be present, represented, excused or absent at such meeting.

The minutes shall also include the other statements required by applicable law, as well as, if applicable, an indication of the consequences on Board discussions of any technical problems with the videoconferencing system.

3.	Board meetings shall be presided over by the Chairman or, in his absence, by the director temporarily appointed to deputize for him, by a vice-chairman or by any other director appointed by the Board.

Decisions shall be adopted by a majority of the votes of the members present, deemed present or represented. In the event of a tie, the chairman of the meeting shall have the casting vote.

4.	The Board may decide to constitute, from among its members or with the assistance of persons who are not directors, committees or special committees to examine such matters as the Board or the Chairman may refer to them; the Board shall be liable for the conduct of the committees with respect to the matters so delegated.

5.	The decisions of the Board shall be recorded in minutes which shall be signed by the chairman of the meeting and a director. If the chairman of the meeting is unable to sign they shall be signed by at least two directors.

Copies or extracts of the minutes of such meetings shall be certified in accordance with applicable law.

6.	Directors and any other person in attendance at board meetings are obliged to respect the confidential nature of any information designated as confidential by the chairman of the meeting.

ARTICLE 17 – POWERS AND DUTIES OF THE BOARD OF DIRECTORS

1.	The Board shall determine the scope of the Company’s business and shall supervise its implementation.

With the exception of the powers expressly reserved to the general meeting of shareholders and within the limits of the Company’s purpose, the Board shall be vested with the power to consider any question concerning the proper functioning of the Company and shall determine by its decisions the business of the Company.

The Board may conduct such audits and investigations as it deems appropriate.

Each member of the Board shall receive such information as is necessary for the accomplishment of such member’s duties and shall be entitled to receive from the Chairman all documents such member deems necessary.

2.	The Board may not contract loans in the form of bonds except with the authorization of the ordinary meeting of shareholders, nor may it issue bonds convertible or otherwise transformable into shares, bonds exchangeable for shares or bonds with share warrants except with the authorization of the extraordinary meeting of shareholders.

3.	For the exercise of its duties the Board may, where necessary, grant any and all powers to its Chairman or to the directeur générale or to one of the directeur généraux délégués, subject to applicable restrictions under the law with respect to the granting of sureties, security interests and guarantees; the Board may grant a power of substitution.

ARTICLE 18 – FORM OF GENERAL MANAGEMENT – DECISION OF THE BOARD

1.	In conformity with the provisions of applicable law, the general management of the Company shall be the responsibility either of the Chairman or of another individual appointed by the Board who shall carry the title of directeur général.

The determination as to which form the general management of the Company shall take shall be determined by the Board by a majority decision in accordance with Article 16, §3 paragraph 2, the initial decision shall be made no later than 31 December 2002.

The form of general management adopted – and each subsequent change – shall be valid until such time as the Board determines otherwise, pursuant to the same conditions as to majority voting; in any event, the Board shall render a decision as to the form of general management at the time of the appointment or the renewal of the term of office of the directeur général if such person is not the Chairman of the Board.

ARTICLE 19 – DIRECTEUR GENERAL – APPOINTMENT – TERMINATION – POWERS

1.	Depending upon the form of general management adopted by the Board in accordance with Article 18, the general management of the Company shall be the responsibility either of the Chairman or of another individual appointed by the Board.

When the Board chooses to separate the functions of chairman and directeur général, it shall appoint a directeur général who may but is not required to be a member of the Board, fix his term of office, determine his compensation, and, if applicable, the limitations on his powers. The directeur général shall be less than 65 years of age.

Notwithstanding the term of office for which the directeur général is appointed, his powers shall terminate on December 31 of the year in which he reaches the age of 65; provided, however, that the Board may, in the bests interests of the Company, decide exceptionally to extend the office of the directeur général beyond such age limit. In such event, the office of the directeur général shall definitively terminate on December 31 of the year in which he reaches the age of 67.

Accepting and taking the office of directeur général requires the person concerned to represent that he is not in breach of limits set by law on the number of offices in sociétés anonymes that may be held by any one person.

The term of office of the directeur général may be terminated at any time by the Board. If the directeur général does not also hold the post of Chairman of the Board, his termination without good cause may give rise to compensatory damages.

2.	The directeur général shall be vested with the broadest powers to act on the Company’s behalf. Such powers shall be exercised within the limits set forth in the Company’s purpose and subject to the powers expressly reserved by law to the meeting of shareholders and the Board of Directors.

The directeur général shall represent the Company with respect to third parties. The Company shall be bound by instruments executed by the directeur général even if such instruments fall outside the scope of the Company’s purpose, unless the Company can establish that the third party knew, or in light of the circumstances such third party should have known, that such instrument was outside the Company’s purpose, provided, that the sole fact that the Articles of Association have been published shall not be sufficient proof of such knowledge. Decisions of the Board of Directors limiting the powers of the directeur général may not be enforced against third parties.

3.	The directeur général and any directeurs généraux délégués may appoint special representatives.

4.	Instruments which bind the Company with respect to a third party shall carry the signature of the directeur général, a directeur général délégué or at least a special representative.

ARTICLE 20 – DIRECTEUR GENERAUX DELEGUES – APPOINTMENT – TERMINATION -POWERS

1.	The Board may, pursuant to a proposal from the directeur général, whether such functions are carried out by the Chairman or by another individual, appoint one or more persons to assist the directeur général with the title of directeur général délégué.

No more than five directeurs généraux délégués may be appointed.

Any person appointed directeur général délégué shall be less than 65 years of age. Notwithstanding the term of office for which the directeur général délégué is appointed, his powers shall terminate on December 31 of the year in which he reaches the age of 65.

In the event the term of office of the directeur général terminates or the directeur général is incapacitated, the directeurs généraux délégués shall continue to exercise their office, unless the Board determines otherwise, until such time as a new directeur général is appointed.

The term of office of a directeur général délégué may be terminated at any time by the Board, pursuant to a proposal from the directeur général.

2.	Upon agreement with the directeur général, the Board shall determine the extent and the duration of the powers of the directeurs généraux délégués.

With respect to third parties, directeurs généraux délégués shall have the same powers as the directeur général.

ARTICLE 21 –	REMUNERATION OF DIRECTORS, THE CHAIRMAN, THE DIRECTEUR GENERAL, THE DIRECTEUR GENERAUX DELEGUES AND THE REPRESENTATIVES OF THE BOARD OF DIRECTORS

1.	In remuneration of their duties the meeting of shareholders may award the directors a fixed annual sum as directors’ fees, the amount of which shall be charged to company overheads.

The Board of Directors shall distribute such remuneration among its members as it sees fit. It may authorize the reimbursement of travelling expenses and expenses incurred by directors in the interest of the Company.

2.	The remuneration of the Chairman of the Board of Directors, the directeur général and the directeurs généraux délégués shall be determined by the Board; such remuneration may be fixed or proportional.

3.	The Board of Directors may award exceptional remuneration to members of committees or special committees or to directors who are entrusted with specific tasks or duties; in such event, such remuneration shall be charged to operating costs, notified to the auditors and submitted for prior approval pf the Board of Directors and authorization of the ordinary meeting of shareholders.

ARTICLE 22 –	AGREEMENTS BETWEEN THE COMPANY AND ITS SHAREHOLDERS OR MANAGEMENT.

Any agreement, either direct or via an intermediary, between the Company and its shareholders or one of its shareholders, or between the company and its management or one of the members of its management shall be submitted to the applicable procedure as defined by the laws and regulations in force.

The foregoing provisions shall not apply to agreements concerning the day-to-day business of the Company and concluded in the normal course of business. However, such agreements shall be provided by any interested party to the Chairman of the Board. The Chairman of the Board shall provide a list of such agreements and the purpose of each to the members of the Board of Directors and the statutory auditors no later than the day the Board closes the accounts for the then current fiscal year.

ARTICLE 23 – LIABILITY

The directors and the directeur général shall be liable, individually or jointly and severally as the case may be, to the Company or to third parties, for the breach of any law or regulation applicable to sociétés anonymes, for any breach of these Articles of Association or for any acts of negligence committed in their management of the Company, in each case as provided by applicable law.

CHAPTER V

AUDITORS

ARTICLE 24 – APPOINTMENT OF AUDITORS

The general meeting of shareholders shall appoint two statutory auditors and one or more deputy auditors meeting the requirements set forth by applicable law and regulations.

Auditors shall be appointed for six financial years and may be re-appointed.

ARTICLE 25 – STATUTORY AUDITORS’ DUTIES

The duties of the statutory auditors shall be as defined by law. They may act jointly or separately but shall be required to draw up a joint report on the Company’s business within the time limit prescribed by law. They shall report on their duties to the annual ordinary meeting of shareholders.

ARTICLE 26 – AUDITORS’ FEES

The fees of the statutory auditors shall be determined in accordance with applicable regulations and shall be payable by the Company.

CHAPTER VI

MEETINGS OF SHAREHOLDERS

ARTICLE 27 – POWERS AND NATURE OF MEETINGS OF SHAREHOLDERS

1.
The Board shall present the ordinary meeting of shareholders with a report on the condition of the Company and the management of the group, any other report required by law, as well as the annual accounts and the consolidated accounts. After presentation of the auditors’ reports, the ordinary meeting of shareholders shall approve or modify the annual accounts and the consolidated accounts and shall decide on the allocation and distribution of profits. It shall have the power to appoint and dismiss directors and to set their remuneration as provided in the Articles of Association and applicable law. It shall appoint the auditors.

ARTICLE 28 – NOTICE, PLACE AND AGENDA OF MEETINGS

Meetings of shareholders may be called by the Board of Directors or, failing which, by the auditors and any other person legally authorized for such purpose.

The rules and procedures for providing notice of meetings, which may be transmitted by electronic forms of communication, shall be as set forth by law. The notice of meeting shall state the place of meeting, which may be the registered office or any other place, and the agenda.

No item other than those mentioned on the agenda may be considered in the meeting of shareholders, unless otherwise provided by applicable law.

ARTICLE 29 – HOLDING OF MEETINGS OF SHAREHOLDERS

1.	Ordinary meetings of shareholders may be attended by all shareholders regardless of the number of shares they may hold, provided that all calls of capital contributions due or past due with respect to such shares have been paid in full.

Access to the meeting is open to such shareholders, as well as to their proxies and registered intermediaries who have provided evidence of their entitlement to attend no later than 3:00 p.m. (Paris time) the day before the date of the assembly, including an attestation that their shares are registered in an account. The Board of Directors may, where deemed appropriate, present shareholders with personal admission cards bearing the name of the shareholder and require production of such cards. However, the Board of Directors may shorten or eliminate such time limit.

In all meetings of shareholders, shareholders shall be deemed present for quorum and majority purposes if participating in the meeting by videoconference or by a method of telecommunication that permits them to be identified. The Board of Directors shall organise, in accordance with applicable laws and regulations, the participation and voting by such shareholders at the meeting by creating a site dedicated exclusively to such purpose, and shall verify the efficacity of the methods adopted to permit their identification and to guarantee their effective participation at the meeting.

Shareholders not domiciled in French territory may be represented by a intermediary registered in accordance with applicable laws.

Shareholders may also be represented in accordance with applicable laws and regulations, and by proxy, provided the proxy holder is himself a shareholder, or by their spouse even if the latter is not a shareholder.

Shareholders may vote by mail in accordance with the conditions established by the law, the Board of Directors is authorized to reduce the time limit for the receipt of voting forms.

Shareholders may, pursuant to applicable law and regulations, submit their proxy or mail voting forms in respect of any meeting of shareholders, either in paper form or, upon decision of the Board of Directors published in the meeting notice and in the notice of the meeting, by a method of telecommunication provided any such shareholder provides proof that their shares are registered in an account no later than 3:00 p.m. (Paris time) the day before the date of the assembly; the Board of Directors is authorized to reduce the time limits for the receipt of voting forms.

Any shareholder fulfilling the required conditions set forth above may attend the meeting and take part in the vote, any previously submitted correspondence vote or previously granted proxy being deemed invalid.

2.	Attendance Sheet

An attendance sheet shall be kept for each meeting to record the names of shareholders present, deemed present or represented at the meeting of shareholders, and the number of shares they hold

The sheet shall be drawn up and initialled in accordance with the regulations in force and certified true and correct by the committee of the meeting.

3.	Quorum

	a)	General rule:

In ordinary and extraordinary meetings of shareholders, the quorum shall be calculated based on the total number of shares with voting rights.

	b)	Ordinary meetings of shareholders:

A quorum for the ordinary meeting of shareholders called pursuant to the first notice of the meeting shall exist only if the shareholders present, deemed present or represented hold the proportion required by law of the shares with voting rights.

No quorum is required for a meeting called pursuant to a second notice.

	c)	Extraordinary meeting of shareholders:

A quorum for the extraordinary meeting of shareholders, whether called pursuant to the first or second notice of the meeting, shall exist only if the shareholders present, deemed present or represented hold the proportion required by law of the shares with voting rights. Should the meeting pursuant to the second notice not have a quorum, it shall be postponed to a date no later than two months after the date for which it had been called.

4.	Committee of the Meeting

	a)	The meeting of shareholders shall be chaired by the Chairman of the Board of Directors or by one of the vice-chairmen or by a director specially appointed by the Board.

If a meeting has been called by the auditors, it shall be chaired by one of the auditors.

In the absence of the person authorized or appointed to chair the meeting, the meeting shall elect its own chairman.

	b)	The function of inspector of election shall be undertaken by the two shareholders, present and consenting, who, on their own account and as proxies, hold the greatest number of votes. The committee of the meeting so formed shall appoint a secretary, who need not be a shareholder.

	c)	The committee of the meeting shall verify, certify and sign the attendance sheet, ensure the orderly conduct of any discussions, settle any incidents occurring during the meeting, verify the votes cast and ensure that they have been properly cast, and finally draw up the minutes of the meeting.

ARTICLE 30 – EXERCISE OF VOTING RIGHTS – REQUIRED MAJORITY.

1.	Unless otherwise provided by applicable law and the conditions set forth in the Articles of Association below, voting rights attached to shares shall be proportional to the share capital they represent.

Double voting rights shall be attached to fully paid-up shares registered for at least two years in the name of the same shareholder.

The number of voting rights held by each shareholder at general meeting of shareholders shall be:

	–	equal to the number of rights attached to the shares he owns, within the limit of 1 % of the rights attached to all shares comprising the share capital;

	–	for the balance calculated according to the quorum obtained, by application of the percentage exceeding 1% to the number of voting rights corresponding to such quorum (calculated taking into account the restriction resulting from this provision).

The calculation to be made is given by the formula set forth in Schedule 2 hereto. For the purposes of such calculation, percentages shall be given to no more than two decimal places and the number of votes obtained shall be rounded up to the next whole number.

Where applicable, the voting rights held directly or indirectly by a shareholder shall be aggregated with those belonging to any third party with whom such shareholder is acting in concert within the meaning of the law.

2.	Voting rights attached to shares shall be exercised by the holder of the usufruct in any meetings except where the holder of the usufruct and the underlying owner have agreed otherwise and jointly notified the Company at least five days before the date of the meeting.

3.	Shareholder voting shall take place and the votes shall be cast using electronic ballots or bar-coded voting forms or, if applicable, pursuant to the conditions detailed in Article 29 § 1 above, or failing which, using voting forms to be counted by the committee of the meeting or any person appointed by it and for whom it is liable.

4.	The necessary majorities shall be as follows:

Resolutions at an ordinary meeting of shareholders shall be passed by a simple majority of the votes cast by shareholders present, deemed present or represented.

Resolutions at an extraordinary meeting of shareholders shall be passed by a two thirds majority of the votes cast by shareholders present, deemed present or represented.

In the event of a capital increase by capitalisation of reserves, profits or issue premiums, the meeting shall decide in accordance with the voting requirements for ordinary meetings of shareholders.

ARTICLE 31 – MINUTES

1.	The minutes of meeting of shareholders shall state the date and place of meeting, the means used for giving notice of the meeting, the agenda, the members of the committee of the meeting, the number of shares present for voting, the quorum obtained, the documents submitted to the meeting, a summary of the discussions, the text of the resolutions submitted to the vote and the result of the votes.

The minutes shall be kept under the same conditions as those of board meetings and shall be signed by all the members of the committee of the meeting. Failure to comply with this formality shall not invalidate the resolutions.

2.	Copies and excerpts of the minutes shall be drawn up and certified as required by law.

The Chairman of the Board of Directors may appoint a special agent, for whom he shall be liable, to certify as true and correct such copies and excerpts of minutes.

CHAPTER VII

COMPANY ACCOUNTS AND PROFITS

ARTICLE 32 – FINANCIAL YEAR

The financial year shall begin on January 1 and end on December 31.

ARTICLE 33 – INVENTORY AND ACCOUNTS AND BALANCE SHEET

Regular accounts shall be kept of company transactions in compliance with the law and the standards and practices applicable to commercial companies.

At the end of each financial year, the Board of Directors shall establish an inventory of the Company’s assets and liabilities existing at that date and shall draw up company and consolidated accounts as required by law. Such documents shall be made available to the auditors under such conditions and within such time as required by applicable regulations.

ARTICLE 34 – DETERMINATION, APPROPRIATION AND DISTRIBUTION OF RESULTS

1.	The net results of each financial year after deduction of overhead and other expenses of the Company, including any depreciation and provisions, shall constitute the profit or loss for that financial year.

2.	5 % of the amount of the profit thus determined less any previous losses shall be allocated to the statutory reserve, such deduction being mandatory until the statutory reserve amounts to one-tenth of the share capital or in the event the statutory reserve falls below the above-mentioned percentage of the share capital.

The meeting of shareholders shall at the same time make allocations to the other reserves required by applicable law.

3.	With regard to distributable profits, including if applicable the profits carried forward from prior years, the meeting of shareholders shall first withhold to be distributed to shareholders a first dividend equal to 5% of the amount fully paid up and not redeemed on the shares outstanding; such dividend shall not be cumulative from one financial year to the next.

4.	With respect to the surplus, the general meeting shall withhold the amounts it deems appropriate, either to establish an optional reserve or to carry forward.

The balance shall be divided between the shareholders as a super dividend.

5.	The general meeting of shareholders may also decide to distribute part of the Company’s distributable reserves; in such event, the decision shall state expressly the reserves from which the distribution has been made. However, dividends shall be paid first from the financial year’s distributable profits.

6.	Losses shall be booked, after approval of the accounts by the meeting of shareholders, in a special balance sheet account and shall be charged against profits in subsequent years until extinguished.

7.	Any shareholder who, at the end of the financial year, has held registered shares for at least two years and still holds them at the date of payment of the dividend in respect of the year, shall receive in respect of such shares a bonus equal to 10 % of the dividend (first and super dividend) paid to other shareholders, including any dividend which is paid in shares. Where applicable the increased dividend will be rounded down to the nearest centime.

Similarly, any shareholder who, at the end of the financial year, has held such registered shares for at least two years and still holds them at the date of an issue by way of capitalization of reserves, retained earnings or issue premiums of bonus shares, shall receive additional shares equal to 10 % of the number distributed, rounded down to the nearest whole number.

The number of shares giving entitlement to such increases held by any one shareholder may not exceed 0.5 % of total share capital at the relevant financial year end.

In the event of a share dividend or bonus issue any additional stock shall rank pari passu with the stock previously held by the shareholder for the purpose of determining any increased dividend or distribution of bonus shares. However, in the event of fractions:

	–	where the shareholder opts for payment of dividends in shares, the shareholder meeting the legal conditions may pay a balancing amount in cash to receive an additional share,

	–	in the event of a bonus issue, the rights to any fractions of a share arising from the increase shall not be negotiable and the corresponding shares shall be sold and the proceeds distributed to the holders of such rights no later than thirty days after the registration in the share account of the whole number of shares allocated to them.

The provisions of the above paragraph 7 will come into effect for the first time on the payment of the 1998 financial year dividend (determined by the Annual General Meeting held in 1999).

ARTICLE 35 – PAYMENT OF DIVIDENDS

The terms and conditions of payment of dividends shall be determined either by the meeting of shareholders or by the Board of Directors.

The meeting of shareholders may offer shareholders a choice, for all or part of any dividend to be distributed, between payment in cash and payment in new company shares pursuant to applicable law. Shareholders may be offered the same choice with regard to the payment of interim dividends.

ARTICLE 36 – USE OF RESERVES

Reserves are intended to meet the Company’s financial needs; they shall be used as the Board of Directors deems necessary for the interest of the Company.

However the general meeting of shareholders may, on proposal from the Board, exceptionally apply such part of reserves as it deems fit to pay a dividend, or to:

–	issue new bonus shares or increase the nominal value of the shares, or
–	totally or partially redeem the share capital pursuant to Article 11 of these Articles of Association.

CHAPTER VIII

DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE 37 – EXPIRATION – PROLONGATION – DISSOLUTION

The Board of Directors shall call an extraordinary meeting of shareholders at least one year prior to the expiration date of the Company to decide if the existence of the Company shall be prolonged.

The Board may also, at any time and for any reason whatsoever, put a motion to the extraordinary meeting of shareholders proposing early dissolution of the Company.

ARTICLE 38 – LIQUIDATION

The Company shall be in liquidation as of the moment it is dissolved, for whatever reason the dissolution occurred. The general meeting of shareholders shall settle the manner of liquidation and shall appoint the liquidator(s). The Company shall continue to enjoy legal personality for the purpose of the liquidation until completion thereof.

The other conditions of liquidation are provided by applicable laws and regulations, subject to shareholders’ rights as defined in these Articles of Association, including after the extinction of all liabilities, the balance shall be distributed equally among all shares.

CHAPTER IX

MISCELLANEOUS PROVISIONS

ARTICLE 39 – DISPUTES – ELECTION OF DOMICILE

Any disputes arising during the Company’s term or at its liquidation, whether between the shareholders, the directors and the Company or between shareholders themselves, where they concern company matters, shall be judged in accordance with the law and shall be subject to the jurisdiction of the competent courts. To this end, in the event of a dispute, shareholders are required to elect domicile within the jurisdiction of the competent court; any service of process or notice shall be deemed duly served if served at such domicile.

ARTICLE 40 – FINAL PROVISIONS

Any bearer of these Articles of Association, duly certified by the Chairman, the directeur général or agent designated for such purpose, shall be authorized to carry out formalities of publication required of “sociétés anonymes”.

In the event of alterations in the Articles of Association, any of the directors or directeurs généraux shall be authorized to sign a declaration that such alterations are regular and conform to the requirements of applicable law.

________________

Schedule 1

HISTORICAL INFORMATION

- I -

J. & A. PAVIN de LAFARGE was formed with a share capital of 6,000,000 F (1,200 shares at 5,000 F) as a partnership limited by shares, by deed recorded by Me Olivier, Notary at Viviers (Ardèche) on June 12, 1884.

The share capital was:

1.	Increased to 8,800.000 F (17,600 shares at 500 F) by:

	a)	exchanging the existing 1,200 shares at 5,000 F for 12,000 new shares at 500 F;
	b)	the creation of 5,600 shares at 500 F allocated to Société Anonyme des Chaux et Ciments du Teil (3,500 shares), Société des Chaux Hydrauliques de Cruas (1,200 shares), and Société Anonyme de Chaux de Meysse (900 shares) in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of June 16, 1887)

2.	Increased to 9,120,150 F (20,267 shares at 450 F) by:

	a)	reduction from 500 F to 450 F of the par value of the 17,600 existing shares;
	b)	creation of 2,667 shares at 450 F allocated to Société des Portland Méridionaux in remunerationof their contributions by way of merger. (Extraordinary Shareholders’ Meeting of December 22, 1900)

3.	Reduced to 8,106,800 F (20,267 shares at 400 F) by reduction of the par value of the existing shares from 450 F to 400 F and reimbursement to shareholders of 50 F per share.
(Extraordinary Shareholders’ Meeting of November 25, 1905)

4.	Increased to 8,426,800 F (21,067 shares at 400 F) by creation of 800 shares at 400 F allocated to La Société de Contes-les-Pins in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of December 9, 1905)

5.	Increased to 16,853.600 F (42,134 shares at 400 F) by the issuance for cash of 21,067 shares at 400 F.

(Extraordinary Shareholders’ Meeting of May 31, 1919)

- II -

The Company became a société anonyme with the name Société des Chaux et Ciments de Lafarge et du Teil by decision of the Extraordinary Shareholders’ meeting of 26 November 1919.

The share capital was

6.	Increased to 18,253,600 F (45,634 shares at 400 F) by the issuance for cash of 3,500 new shares at 400 F. (Extraordinary Shareholders’ Meeting of August 11, 1921). The par value of the shares constituting the new share capital was then reduced from 400 F to 100 F and each of the 45.634 shares at 400 F was divided into 4 shares at 100 F, including one “A” share and 1,366,902 “B” shares, each with a par value of 100 F.

(Extraordinary Shareholders’ Meeting of December 15, 1926)*

*	The “A” and “B” shares enjoyed different rights to distribution of income and the net proceeds of liquidation in the event of dissolution of the Company (Articles 9, 48 and 55 of the Articles of Association approved by the Extraordinary Shareholders’ Meeting of December 15, 1926).

7.	Increased to 19,303,600 F (45,634 “A” shares at 100 F and 147,402 “B” shares at 100 F) by creation of 10,500 “B” shares at 100 F allocated to Société des Chaux et Ciments Romain Boyer in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ meeting of May 10, 1928)

8.	Increased to 19,743,600 F (45,634 “A” shares at 100 F and 151,802 “B” shares at 100 F) by:

	a)	creation of 4,000 “B” shares allocated to Société Anonyme des Ciments du Calaisis in remuneration of their contributions by way of merger;
	b)	creation of 400 new “B” shares subscribed in cash.

(Extraordinary Shareholders’ Meeting of February 14, 1929)

9.	Increased to 19,750,500 F (45,634 “A” shares at 100 F and 151,871 “B” shares at 100 F) by creation of 69 “B” shares at 100 F allocated to Société Thorrand Durandy et Cie in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of October 2, 1935)

10.	Increased to 21,950,500 F (45,634 “A” shares at 100 F and 173,871 “B” shares at 100 F) by creation of 22,000 “B” shares at 100 F allocated to Compagnie Nouvelle des Ciments du Boulonnais in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of December 5, 1938)

11.	Increased to 68,133,100 F (45,634 “A” shares at 100 F and 211899 “B” shares at 300 F) by capitalization of 46,182,700 F drawn on reserves and:

	a)	increase in the par value of the 173,871 previously existing “B” shares from 100 F to 300 F;
	b)	creation of 38,028 “B” shares at 300 F issued for free to the owners of the 45,634 “A” shares at the rate of 5 “B” shares at 300 F for 6 “A” shares at 100 F (one shareholder having waived a fraction of his entitlement).

(Extraordinary Shareholders’ Meetings of May 30, 1940 and January 21, 1941)

12.	Increased to 68,219,800 F (45,634 “A” shares at 100 F and 212,188 “B” shares at 300 F) by creation of 289 new “B” shares at 300 F allocated to Société Anonyme des Ciments de Mantes in partial remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of December 8, 1941)

13.	Increased to 68,484,700 F (45,634 “A” shares at 100 F and 213,071 “B” shares at 300 F issued to certain shareholders of Société des Fours à Chaux des Feux Vilaine in remuneration of their contributions.

(Extraordinary Shareholders’ Meeting of April 19, 1943)

14.	Increased to 72087,800 F (48,035 “A” shares at 100 F and 224,281 “B” shares at 300 F) by capitalization of 3,613100 F of reserves and creation of 2,401 “A” shares at 100 F and 11,210 “B” shares at 300 F, (2,400 “A” shares and 11,161 “B” shares being allocated to the State in payment of the solidarity tax).

(Extraordinary Shareholders’ Meeting of February 14, 1946)

15.	Increased to 190,621,200 F (48,035 “A” shares at 700 F and 224,281 “B” shares at 700 F) by capitalization of 118,533,400 F from reserves and increase in the par value of the 48,035 “A” shares from 100 F to 700 F and of the 224,281 “B” shares from 300 F to 700 F.

(Extraordinary Shareholders’ Meeting of October 8, 1947)

16.	Increased to 476,553,000 F (48,035 “A” shares at 700 F and 632,755 “B” shares at 700 F) by issuance for cash of 408,474 “B” shares at 700 F reserved for existing shareholders at the rate of 3 new “B” shares for 2 existing “A” or “B” shares.

(Extraordinary Shareholders’ Meeting of May 19, 1948)

17.	Increased to 1,021,185,000 F (48,035 “A” shares at 1,500 F and 632,735 “B” shares at 1,500 F) by capitalisation of 544,632,000 F of the revaluation reserve and increase in the par value of “A” and “B” shares from 700 F to 1,500 F.

18.	Increased to 1,361,580,000 F (48,035 “A” shares at 2,000 F and 632,735 “B” shares at 2,000 F) by capitalization of 340,395,000 F of reserves and increase in the par value of “A” and “B” shares from 1,500 F to 2,000 F.

(Extraordinary Shareholders’ Meeting of March 28, 1950)

19.	Increased to 1,926,290,000 F (963,145 shares at 2,000 F) by capitalization of 564,710,000 F of reserves and:

	a)	exchange of the existing 48,035 “A” shares at 2,000 F for 288,210 “B” new shares for 1 existing “A” share;
	b)	creation of 42,180 new “B” shares at 2,000 F allocated for free to the holders of existing “B” shares at the rate of 1 new “B” share for 15 existing “B” shares.

(Extraordinary Shareholders’ Meeting of February 20, 1951)

Following this operation, the entire share capital was constituted by a single class of share with a par value of 2,000 F.

20.	Increased to 2,407,860,000 F (481,572 shares at 5,000 F):

	a)	by capitalization of 481,570,000 F of reserves;
	b)	after surrender of one existing share by a shareholder, by consolidation of 1 new share at 5,000 F for 2 existing shares at 2,000 F.

(Extraordinary Shareholders’ Meeting of January 15, 1952)

21.	Increased to 3,009,825,000 F (601,965 shares at 5,000 F) by issuance for cash of 120,393 new shares at 5,000 F reserved to shareholders (irréductible), at the rate of 1 new share for 4 existing shares.

(Extraordinary Shareholders’ Meeting of May 29, 1952)

22.	Increased to 4,013,100,000 F (802,620 shares at 5,000 F) by capitalization of 1,003,275,000 F of reserves and creation of 200,655 new shares allocated for free to shareholders at the rate of 1 new share for 3 existing shares.

(Extraordinary Shareholders’ Meeting of April 12, 1956 and Board of Directors’ Meeting of December 17, 1957)

23.	Increased to 5,016,375,000 F (1,003,275 shares at 5,000 F) by issuance for cash of 200,655 new shares at 5,000 F reserved by priority for the 601,965 existing shareholders at the rate of 1 new share for 3 existing shares.

(Extraordinary Shareholders’ Meeting of December 17, 1957)

24.	Increased to 5,560,000,000 F (1,130,000 shares at 5,000 F) by creation of 126,725 shares at 5,000 F allocated, in remuneration of their contributions, to:

	a)	Société des Chaux et Ciments des Feux Vilaines: issuance of 78,525 shares in remuneration of their contributions by way of merger;
	b)	Société Financière Immobilière et Mobilière (SOFIM): issuance of 45,000 shares in remuneration of an asset contribution;
	c)	Société d’Etudes et de Financement pour l’Industrie des Matériaux de Construction (SEFIMAC): issuance of 3,200 shares in remuneration of an asset contribution.

(Extraordinary Shareholders’ Meeting of October 14, 1958)

25.	Increased to 6,130,000,000 F (1,226,000 shares at 5,000 F) by creation of 96,000 shares at 5,000 F allocated to Société des Chaux Ciments et Matériaux de Construction in Morocco in remuneration of its contributions.

(Extraordinary Shareholders’ Meeting of December 21, 1959)
26.	Increased to 92,200,000 F* (1,844,000 shares at 50 F):

	a)	by issuance for cash of 413,667 shares at 50 F, 408,666 of which reserved on an irreducible basis for existing shareholders at the rate of 1 new share for 3 existing shares (one shareholder having waived two subscription rights), and 5,001 shares reserved by priority for company employees according to length of service.
	b)	by capitalization of 10,216,650 F of the re-evaluation reserve and creation of 204,333 shares at 50 F allocated for free to the 1,226,000 existing shares, at the rate of one 1 new share for 6 existing shares (one shareholder having waived two allocation rights).

(Extraordinary Shareholders’ Meeting of May 10, 1961)

27.	Increased to 96,300,000 F(1,926,000 shares at 50 F) by creation of 82,000 shares at 50 F allocated in remuneration of their asset contributions to Société Nord Africaine des Ciments Lafarge (53,100 shares) and Ciments Artificiels d’Oranie (28,900 shares ).

(Extraordinary Shareholders’ Meeting of July 26, 1962)

28.	Increased to 97,500,000 F (1,950,000 shares at 50 F) by creation of 24,000 shares at 50 F allocated to Société des Chaux et Ciments Vallette-Viallard in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of December 31, 1963)

29.	Increased to 118,860,000 F (1,981,000 shares at 60 F):

	a)	by the creation of 31,000 shares at 50 F allocated, in remuneration of their asset contributions, to Société Nord Africaine des Ciments Lafarge (23,700 shares) and Ciments Artificiels d’Oranie (7,300 shares);
	b)	by capitalization of 19,810,000 F of the special revaluation reserve and increase in the par value of the 1,981,000 existing shares from 50 F to 60 F.

(Extraordinary Shareholders’ Meeting of May 15, 1964)

30.	Increased to 172,680,000 F (2,878,000 shares at 60 F:

	a)	by issuance for cash of 500,800 shares at 60 F, 495,250 of which reserved on an irreducible basis for existing shareholders at the rate of 1 new share for 4 existing shares, and 5,550 shares reserved in priority for company employees according to length of service;
	b)	by capitalization of 23,772,000 F of the special revaluation reserve and creation of 396,200 shares at 60 F allocated for free to the 1,981,000 existing shares at the rate of 1 new share for 5 existing shares.

(Extraordinary Shareholders’ Meeting of May 15, 1964)

31.	Increased to 383,733,300 F(3,837,333 shares at 100 F):

	a)	by capitalization of 115,120,000 F from reserves and increase in the par value of the 2,878,000 existing shares from 60 F to 100 F;
	b)	by issuance for cash of 959,333 shares at 100 F, reserved on an irreducible basis for existing shareholders at the rate of 1 new share for 3 existing shares (one shareholder having waived his subscription right).

(Extraordinary Shareholders’ Meeting of September 14, 1967)

32.	Increased to 422,031,000 F (4,220,310 shares at 100 F) by creation of 382,977 shares at 100 F issued to Société des Ciments de Marseille et d’Outre-Mer in remuneration of their contributions by way of merger

(Extraordinary Shareholders’ Meeting of June 27, 1969)

*	values expressed in “new” francs from the 1961 capital increase

33.	Increased to 465,000,000 F (4,650,000 shares at 100 F) by creation of:

	a)	321,690 shares at 100 F issued to Société Anonyme Neuilly Saint-Paul for the purposes of the exchange offer to shareholders of Ciments du Sud-Ouest;
	b)	108,000 shares at 100 F issued to Ciments Villeneuve in remuneration of their contributions by way of merger.

(Extraordinary Shareholders’ Meeting of October 14, 1969)

34.	Increased to 465,000,500 F (4,650,005 shares at 100 F) by creation of 5 shares at 100 F issued to Ciments de la Seine in remuneration of their contributions by way of merger.

Reduced to 465,000,000 F (4,650,000 shares at 100 F) by cancellation of 5 shares at 100 F repurchased on the stock market (following authorization by the above-mentioned Shareholders’ Meeting and by decision of the Board of Directors on the same day).

(Extraordinary Shareholders’ Meeting and Board of Directors Meeting of December 21, 1971)

35.	Increased to 465,000,200 F by creation of 2 shares at 100 F issued in exchange for 2 1972 6 % bonds converted into shares in 1973 (Article 196-1 of the law of 24 July 1966).

(Board of Directors Meeting of January 29, 1974)

36.	By decision of the Extraordinary Shareholders’ Meeting of June 27, 1974:

	•	the Company contributed to Ciments Lafarge France assets, rights and obligations relating to the operation of its cement plants or such business;
	•	the Company name was changed to Ciments Lafarge France.

The share capital was subsequently increased to 465,001,200 F by creation of 10 shares at 100 F issued in exchange for 10 1972 6 % bonds converted into shares in 1976 (Article 196-1 of the law of July 24, 1966) (Board of Directors’ Meeting of December 2, 1976)

37.	Increased to 474,864,300 F (4,748,643 shares at 100 F) by creation of 98,631 shares allocated to Chaux et Ciment du Maroc in remuneration of of their contributions by way of merger following:

	a)	a capital increase of 19,800,000 F (198,000 shares);
	b)	a capital reduction of 7,324,200 F (73,242 shares) by the Company’s waiver of its rights in connection with its 122,070 shares in Chaux et Ciments du Maroc shares;
	c)	a further capital reduction of 2,612,700 F (26,127 shares) by cancellation of 26,127 Lafarge shares held by Chaux et Ciments du Maroc.

(Extraordinary Shareholders’ Meeting of June 21, 1978)

38.	Increased to 569,837,100 (5,698,371 shares at 100 F) by issuance for cash of 949,728 shares reserved on an irreducible basis for existing Lafarge shareholders at the rate of 1 new share for 5 existing shares (one shareholder having waived the subscription rights attached to three of his shares) and for existing Chaux et Ciments du Maroc shareholders, for whom the exchange transaction had not begun at the time of subscription, at the rate of 3 new Lafarge shares for 25 Chaux et Ciments du Maroc shares.

(Extraordinary Shareholders’ Meeting of June 21, 1978 and Board of Directors’ Meeting of September 19, 1978)

39.	Increased to 569,838,800 F by creation of 17 shares at 100 F issued in exchange for 17 1972 6 % bonds converted into shares in 1979 (Article 196-1 of the law of 24 July 1966).

(Board of Directors’ Meeting of November 29, 1979)

40.	Increased to 614,514,000 F by creation of 446,752 shares at 100 F allocated to Société Anonyme Neuilly Saint-Paul for the purposes of the exchange offer to shareholders of Carbonisation Entreprise et Céramique, Compagnie des Sablières de la Seine and Plâtrières de France.

(Extraordinary Shareholders’ Meeting of June 18, 1980)
41.		Increased to 614,529,800 F by creation of 158 shares at 100 F issued in exchange for 1972 6 % bonds converted into shares in 1980 (Article 196-1 of the law of 24 July 1966).

(Board of Directors’ Meeting of June 18, 1980)

42.	a)	Increased to 664,529,800 F by creation of 500,000 shares at 100 F allocated in remuneration of the contribution of 46.085 shares in Compagnie Financière Coppée et Roelands (C.F.C.R.);
	b)	Increased to 664,539,200 by the creation of 94 shares at 100 F issued in exchange of 1972 6 % bonds converted into shares in 1980 (Article 196-1 of the law of 24 July 1966).

(Extraordinary Shareholders’ Meeting of December 17, 1980)

- IV -

The Company took the name “Lafarge Coppée” by decision of the Extraordinary Shareholders’ Meeting of December 17, 1980.

The capital was subsequently:

43.		Increased to 666,356,100 F by creation of 18,169 shares at 100 F issued in exchange of 17,989 1972 6 % convertible bonds (Article 196-1 of the law of July 24, 1966).

(Board of Directors’ Meeting of January 19, 1981)

44.		Increased to 66,360,600 F by creation of 45 shares at 100 F issued in exchange of 44 1972 6 % convertible bonds (Article 196-1 of the law of July 24, 1966).

(Board of Directors’ Meeting of March 11, 1981)

45.		Increased to 669,544,600 F by creation of 371 shares at 100 F issued in exchange of 368 1972 6 % convertible bonds and 31,469 shares at 100 F issued in exchange of 1.951 1981 Eurofranc bonds (Article 196-1 of the law of July 24, 1966).

(Board of Directors’ Meeting of September 29, 1981)

46.		Increased to 754,558,200 F by creation of 850,136 fully paid-up new shares at 100 F each, issued in remuneration of the contribution-merger of the Société Industrielle et Agricole de la Somme (SIAS).

(Extraordinary Shareholders’ Meeting of December 21, 1981)

47.		Increased to 774,549,000 F by creation of 199,908 shares at 100 F for distribution of stock to company employees pursuant to Law n° 80-834 of October 24, 1980 and a decision of the Extraordinary Shareholders’ Meeting of June 17, 1981.

(Board of Directors’ Meeting of December 9, 1981, effective as of December 21, 1981)

48.		Increased to 775,702,200 F by creation of 596 shares at 100 F issued in exchange of 590 1972 6 % bonds, and the creation of 10,936 shares at 100 F in exchange of 678 1981 11. 25-11. 50 % bonds (Article 196-1 of the law of July 24 1966).

(Board of Directors’ Meeting of January 13, 1982)

49.		Increased to 775,748,600 F by creation of 464 new shares issued in exchange of 459 1972 6% bonds.

(Board of Directors’ Meeting of January 16, 1983)

50.		Increased to 789,140,000 F by creation of 133,914 new shares issued in payment of the dividend for 1982.

(Board of Directors’ Meeting of November 15, 1983)

51.		Increased to 789,160,300 F by creation of 203 new shares, 91 of which issued in exchange of 90 1972 6 % bonds and the other 112 issued on exercise of stock options.

(Board of Directors’ Meeting of January 25, 1984)

52.	Increased to 799,752,000 F by creation of 105,917 new shares, of which:

	–	9,353 by conversion of 9,261 1972 6 % bonds,
	–	94,006 by conversion of 5,828 1981 11.25 - 11.50 % bonds,
	–	908 on exercise of 908 share subscription warrants attached to 1983 11 % bonds,
	–	1,650 on exercise of stock options.

(Board of Directors’ Meeting of June 20, 1984)

53.	Increased to 801,449,000 F by creation of 16,970 new shares created in remuneration of the merger with Société de Participations Africaines Cimentières (SOPAC).

(Extraordinary Shareholders’ Meeting of July 4, 1984)

54.	Increased to 812,761,700 F by creation of 113,127 new shares issued in payment of the dividend for 1983.

(Board of Directors’ Meeting of November 7, 1984)

55.	Increased to 817,988,100 F by creation of 52,264 new shares, of which:

	–	37,002 by conversion of 36,635 1972 6 % bonds,
	–	13,388 by conversion of 830 1981 11.25-11.50 bonds,
	–	1,152 on exercise of share subscription warrants attached to 1983 11 % bonds,
	–	722 on exercise of stock options.

(Board of Directors’ Meeting of January 23, 1985)

56.	Increased to 882,872,700 F by creation of 648,846 new shares, of which:

	–	93,705 by conversion of 92,778 1972 6 % bonds,
	–	462,657 by conversion of 28,683 1981 11.25-11.50 % bonds,
	–	7,367 on exercise of share subscription warrants attached to 1983 11 % bonds,
	–	2,400 on exercise of stock options,
	–	82,717 issued in payment of the dividend for 1984.

(Board of Directors’ Meeting of November 6, 1985)

57.	Increased to 889,293,700 F by issuance of 64,210 shares at 100 F, of which:

	–	38,111 by conversion of 37,733 1972 6 % bonds,
	–	20,658 on exercise of share subscription warrants attached to 1983 11 % bonds,
	–	5,441 on exercise of stock options.

(Board of Directors’ Meeting of January 15, 1986)

58.	Increased to 896,833,400 F by issuance of 75,397 shares at 100 F, of which:

	–	39,761 by conversion of 39,368 1972 6 % bonds,
	–	25,897 on exercise of share subscription warrants attached to 1983 11 % bonds,
	–	9,739 on exercise of stock options.

(Board of Directors’ Meeting of June 13, 1986)

59.	Increased to 896,881,400 F by creation of 480 shares at 100 F in remuneration of the merger with Carbonisation Entreprise et Céramique (C.E.C.).

(Extraordinary Shareholders’ Meeting of June 13, 1986)

60.	Increased on July 22, 1986 to 976,881,400 F by the issuance for cash on the international market of 800,000 shares at 100 F without preferential subscription rights.

(Authorization given by the Extraordinary Shareholders’ Meeting of June 13, 1986 and resolution of the Board of Directors of July 8, 1986)
61.	Increased to 984,729,000 F by issuance of 78,476 shares at 100 F, of which:

	–	2,712 by conversion of 2,685 1972 6 % bonds
	–	35,616 on exercise of share subscription warrants attached to 1983 11 % bonds,
	–	1,009 on exercise of stock options,
	–	39,139 issued in payment of the dividend for 1985.

(Board of Directors’ Meeting of September 17, 1986)

62.	Increased to 1,083,201,900 F by capitalization of 98,472,900 F drawn on issue premiums and creation of 984,729 shares at 100 F allocated for free to existing shares at the rate of 1 new share for 10 existing shares.

(Board of Directors’ Meeting of September 17, 1986)

63.	Increased on December 2, 1986 to 1,127,971,900 F by the issue to the benefit of National Gypsum Company of 447,700 new shares at 100 F, of which 298,650 subscribed for cash at the price of 865 F each and paid up by offset against the claim from the sale price of Compagnie du Plâtre shares, and 149,050 issued to National Gypsum in remuneration of its contribution of 800,000 Lafarge Corporation convertible preference shares.

(Extraordinary Shareholders’ Meeting of November 27, 1986)

64.	Increased on December 31, 1986 to 1,223,302,000 F by issuance of 953.301 shares at 100 F, of which:

	–	54,882 by conversion of 49,443 1972 6% bonds,
	–	886,816 on exercise of 806.197 shares subscription warrants attached to 1983 11 % bonds,
	–	11,603 on exercise of stock options.

(Board of Directors’ Meeting of January 28, 1987)

65.	Increased on September 2, 1987 to 1,235,759,500 F by issuance of 124,575 shares at 100 F, of which:

	–	20,628 by conversion of 18,584 1972 6 % bonds,
	–	8,601 on exercise of stock options,
	–	95,346 issued in payment of the dividend for 1986.

(Board of Directors’ Meeting of September 30, 1987)

66.	Increased on December 21, 1987 to 1,245,791,600 F by issuance of 100,321 shares at 100 F entirely subscribed by company employees, to be paid up no later than November 30, 1989.

(Board of Directors’ Meeting of December 21, 1987)

67.	Increased on December 31, 1987 to 1,248,946,100 F by issuance of 31,545 shares at 100 F, of which:

	–	26,075 by conversion of 23,491 1972 6 % bonds,
	–	5,470 on exercise of stock options.

(Board of Directors’ Meeting of January 15, 1988)

68.	Increased on June 13, 1988 to 1,264,780,300 by creation of 158,342 shares at 100 F in remuneration of the merger with Société Anonyme de Financement Mobilier et Immobilier (SAFIMOBI).

(Extraordinary Shareholders’ Meeting of June 13, 1988)

69.	Increased on September 20, 1988 to 1,293,400,700 F by issuance of 286.204 shares at 100 F, of which:

	–	29,566 by conversion of 26,636 1972 6 % bonds,
	–	5,330 on exercise of stock options,
	–	251,308 issued in payment of the dividend for 1987. (Board of Directors’ Meeting of September 28, 1988)

70.		Increased on December 31, 1988 to 1,294,866,900 F by issuance of 14,662 shares at 100 F by exercise of stock options.

(Board of Directors’ Meeting of January 25, 1989)

71.	Increased on August 31, 1989 to 1,321,455.000 F by issuance of 265,881 shares at 100 F, of which:

	–	12,353 on exercise of stock options,
	–	253,528 issued in payment of the dividend for 1988.

(Board of Directors’ Meeting of September 27, 1989)

72.	Increased on December 31, 1989 to 1,324,272,000 F by issuance of 28,170 shares at 100 F on exercise of stock options.

(Board of Directors’ Meeting of January 31, 1990)

73.	Number of shares constituting the share capital increased on January 4, 1990 from 13,242,720 shares at 100 F to 52,970,880 shares at 25 F, by reduction of the par value of the shares from 100 F to 25 F.

(Extraordinary Shareholders’ Meeting of 20 June 1989, Board of Directors’ Meetings of November 29, 1989 and of January 31, 1990)

74.	Increased on 31 August 1990 to 1,337,877,975 F by issuance of 544,239 shares at 25 F, of which:

	–	519,137 issued in payment of the dividend for 1989, at 394 F,
	–	22,129 on exercise of stock options,
	–	2,973 by conversion of 113 1988 6 1/8 % bonds. (Board of Directors’ Meeting of September 26, 1990)

75.	Increased on December 31, 1990 to 1,338,380,075 F by issuance of 20,084 shares at 25 F, of which:

	–	19,425 on exercise of share subscription warrants,
	–	659 by conversion of 25 1988 6 1/8 % bonds. (Board of Directors’ Meeting of January 30, 1991)

76.	Increased on August 31, 1991 to 1,357,922,400 F, divided into 54,316,896 shares of 25 F each, by issuance of 781.693 shares, of which:

	–	758,238 issued in payment of the dividend for 1990, at 329 F,
	–	23,455 on exercise of stock options.

(Board of Directors’ Meeting of September 25, 1991)

77.	Increased on December 31, 1991 to 1,358,844,125 F, divided into 54,353,765 shares of 25 F each, by issuance of 36,869 shares on exercise of stock options.

(Board of Directors’ Meeting of January 29, 1992)

78.	Increased on August 31, 1992 to 1,362,383.000 F, divided into 54,495,320 shares of 25 F each, by issuance of 141,555 shares:

	–	125,260 issued in payment of the dividend for 1991, at 335F,
	–	16,295 on exercise of stock options.

(Board of Directors’ Meeting of September 23, 1992)

79.	Increased on November 30, 1992 to 1,362,457,700 F, divided into 54,498,308 shares of 25 F each, by issuance of 2,988 shares on exercise of stock options.

(Board of Directors’ Meeting of December 17, 1992)

80.	Increased on December 31, 1992 to 1,362,828,575 F, divided into 54,513,143 shares of 25 F each, by issuance of 14,835 shares on exercise of stock options.

(Chairman’s decision of January 13, 1993, pursuant to powers granted by Board of Directors’ Meeting of December 17, 1992)

81.	Increased on July 5, 1993 to 1,481,697,825 F, divided into 59,267,913 shares of 25 F each, by issuance of 4,754,770 shares, of which :

	–	782,188 new shares of 25 F each created in remuneration of contributions in kind by Asland and Cemland Investment AG consisting in shares and warrants of Société Cementia Holding
AG, which contribution increased the share capital to 1,382,383,275 F,
	–	552,500 new shares of 25 F each in remuneration of contribution in kind consisting in its own warrants by Cementia Holding AG, which contribution increased the share capital to 1,396 195,775 F,
	–	3,420,082 new shares of 25 F each in remuneration of contribution in kind by Asland shareholders consisting in shares of this company, through an Exchange Offer opened on May 26th and closed on June 28th 1993, which increased the share capital to 1,481,697,825 F,

(Chairman’s decision of July 5, 1993, pursuant to powers granted by the Board of Directors, acting on delegation of the Extraordinary Shareholders’ meeting of June 11, 1993)

82.	Increased on August 31, 1993 to 1,529,692,875 F, divided into 61,187,715 shares of 25 F each, by issuance of 1,919,802 shares:

	–	602,412 by conversion of 22,888 6 1/8 % bonds for 1988,
	–	179,612 on exercise of share subscription warrants,
	–	1,137,778 issued in payment of the dividend for 1992.

(Board of Directors’ Meeting of 14 September 1993)

83.	Increased on October 5, 1993 to 1,696,317,875 F, divided into 67,852,715 shares with warrants of 25 F each, by issuance of 6.665.000 fully-paid shares with share subscription warrants.

(F. Jaclot, Vice-president’s decision of 5 October 1993, pursuant to powers granted by the Board of Directors’ Meeting of September 14, 1993, acting on delegation of the Extraordinary Shareholders’ Meeting of June 11, 1993)

84.	Increased on 29 October 1993 to 1,697,107,225 F, divided into 67,884289 shares of 25 F each, by issuance of 31,574 shares: 7,317 shares by conversion of 278 6 1/8% 1988 bonds and 24,257 on exercise of stock options.

(B. Collomb, Chairman’s decision decision of November 8, 1993, pursuant to powers granted by the Board of Directors’ Meeting of September 14, 1993)

85.	Increased on October 29, 1993 to 1,866,817,925 F, divided into 74,672,717 shares of 25 F each by issuance of 169,710700 F by capitalization of reserves and creation of 6,788428 shares of 25 F allocated for free to existing shares at the rate of 1 new share for 10 existing shares.

(B. Collomb, Chairman’s decision of November 8, 1993, pursuant to powers granted by the Board of Directors’ Meeting of September 14, 1993, acting on delegation of the Extraordinary shareholders’ meeting of June 11, 1993).

86.	Increased on December 31, 1993 to 1,869121,025 F, divided into 74,764,841 shares of 25 F each, by issuance of 921,24 new shares:

	–	432 on exercise of 786 shares subscription warrants, September 1993,
	–	1,882 on conversion of 65 1988 6 1/8 % bonds,
	–	89,810 on exercise of stock options.

(B. Collomb, Chairman’s decision of January 17, 1993, pursuant to powers granted by the Board of Directors’ Meeting of September 14, 1993 and December 15, 1993).

87.	Increased on 10 June 1994 to 2,019,297,875 F, divided into 80,771,915 shares of 25 F each by issuance of 6,007074 new shares of 25 F each:

	–	1,102,564 in remuneration of contribution of 16,751,804,844 CNCP shares by Cemland Investment AG,
	–	290,569 in remuneration of assets contributions by Triangle Holding Ltd,
	–	900,221 in remuneration of contribution of 4,060,000 Asland shares by Cementia Holding,
	–	941 on exercise of 1,712 share subscription warrants,
	–	3,702,010 by conversion of 127,876 1988 6 1/8 % bonds since January 1st, 1994

	–	10,769 on exercise of stock options, between January 1st, 1994 and June 3, 1994

(Chairman’s decision of June 10, 1994, pursuant to powers granted by the Board of Directors’ Meeting of 25 May 1994, acting on delegation of the Extraordinary Shareholders’ Meeting of June 10, 1994 and pursuant to powers granted by the Board of Directors’ Meeting of September 14, 1993 and December, 15 1993)

88.	Increased to 2,042,276,125 F, divided into 81,691,045 shares of 25 F each by issuance of 919,130 new shares of 25 F each, of which:

	–	902,450 in payment of the dividend for 1993,
	–	16,664 on exercise of stock options
	–	16 on exercise of 30 shares subscription warrants

(Board of Directors’ Meeting and chairman’s decision of September 27, 1994 pursuant to powers granted by the Board of Directors’ Meeting of the same day)

89.		Increased to 2,043,417,600 F, divided into 81,736,704 shares of 25 F each, by issuance of 45,659 new shares of 25 F each, of which:

	–	45,614 on exercise of stock options
	–	45 by exercise of 80 share subscription warrants.

(Chairman’s decision of January 20, 1995 pursuant to powers granted by the Board of Directors’ Meeting of September 27,1994)

- V -

The Company name was changed to “Lafarge” by decision of the extraordinary shareholders’ meeting of May 22, 1995.

90.	Increased to 2,084,871,325 F, divided in 83,394,853 shares of 25 F each, by issuance of 1,658,149 new shares of 25 F each, of which:

	–	2,972 by exercise of 5.404 share subscription warrants,
	–	5,402 on exercise of stock options
	–	1,649,775 in payment of the dividend for 1994.

(Chairman’s decision of July 5, 1995 pursuant to powers granted by the Board of Directors’ Meeting of September 27, 1994)

91.	Increased on July 5, 1995 to 2,293,358,450 F, divided en 91,734,338 shares of 25 F each by issuance of 8,339,485 new shares allocated for free to the existing shares at the rate of 1 new share for 10 existing shares.

(Chairman’s decision of July 5, 1995, pursuant to powers granted by the Board of Directors’ Meeting of May 22, 1995)

92.	Increased on December 31, 1995 to 2,306,282,950 F, divided into 92,251,318 shares of 25 F each, by issuance of:

	–	on December 22, 482,582 new shares of 25 F each subscribed by Group’s employees (“Lafarge en action”),
	–	from July 5 to December 31, 34,398 new shares of 25 F each

— 33,906 on exercise of stock options
— 492 by exercise of 812 share subscription warrants.

(Chairman’s decision of January 23, 1996 - pursuant to powers granted by the Board of Directors’ Meeting of May 22, 1995 and September 27, 1994)

93.		Introduction of shareholder loyalty bonuses.

(Extraordinary shareholders’ meeting of May 21, 1996)

94.	Increased on July 8, 1996 to 2,359,114,050 F, divided into 94,364,562 shares of 25 F each by issuance of:

	–	7,572 on exercise of stock options,
	–	4,504 on exercise of 7,446 share subscription warrants,
	–	2,101,168 in payment of the dividend for 1995.

(Chairman’s decision of July 9, 1996, pursuant to powers granted by the Board of Directors’ Meetings of the September 27, 1994 and May 21, 1996)
95.		Increased on December 31, 1996 to 2,360,075,050 F, divided into 94,403,002 shares of 25 F each, by issuance of 38,440 on exercise of stock options.

(Chairman’s decision of January 10, 1997 - pursuant to powers granted by the Board of Directors’ Meeting of September 27, 1994)

96.		Increased on June 30, 1997 to 2,361,175,350 F, divided into 94,447,014 shares of 25 F each, by issuance of 44,012 on exercise of 44,012 stock options.

(Chairman’s decision of July 7, 1997 - pursuant to powers granted by the Board of Directors’ Meeting of September 27, 1994)

97.		Increased on December 31, 1997 to 2,366,581,250 F, divided into 94,663,250 shares of 25 F each, by issuance of 216,236 on exercise of the of 216,236 stock options.

(Chairman’s decision of January 12, 1998 - pursuant to powers granted by the Board of Directors’ Meeting of September 27, 1994)

98.		Increased on March 10, 1998 to 2,366,952,550 F, divided into 94,678,102 shares of 25 F each, by issuance of 14,852 new shares, on exercise of 14,852 stock options.

(Chairman’s decision of March 11, 1998 – pursuant to powers granted by the Board of Directors’ Meeting of September 27, 1994)

99.		Increased on March 18, 1998 to 2,564,198,575 F, divided into 102,567,943 shares of 25 F each, by issuance of 7,889,841 new shares, by rights issue, applied as of right for new shares at the rate of 1 new share for 12 existing shares, at 410 F (a shareholder having renounced to exercise its 10 subscription’s rights).

(Chairman’s decision of March 27, 1998 - pursuant to powers granted by the Board of Directors’ Meeting of March 11, 1998)

100.		Increased on June 30, 1998 from 2,564,198,575 F to 2,567,063,375 F, divided into 102,682,535 shares of 25 F each, by issuance of 114,592 new shares, on exercise of 114,592 stock options.

(Chairman’s decision of July 20, 1998 - pursuant to powers granted by the Board of Directors’ Meeting of September 27, 1994)

101.		Increased on December 31, 1998 from 2,567,063,375 F to 2,569,675,150 F, divided into 102,787,006 shares of 25 F each, by issuance of 104,471 new shares, on exercise of 104,471 stock options.

(Chairman’s decision of January 20, 1999 - pursuant to powers granted by of the Board of Directors’ Meeting of September 27, 1994)

102.		Increased on July, 19, 1999, from 2,569,675,150 F, divided into 102,787,006 shares of 25 F each to 2,617,756,800 F, divided into 104,710,272 shares of 25 F each, by issuance of 1 923 266 new shares, 25 F each:

	–	from January, 1st to June, 30, 1999, 104,455 new shares, on exercise of stock options,
	–	1,324,857 following re investment of the 1998 dividend,
	–	on July 19, 1999, 493,954 new shares subscribed by Group employees (“Lafarge 99”).

(Chairman’s decision of July 19, 1999, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994, and May, 27, 1999 relating to the stock options and the reinvestment of the dividend in shares, and pursuant to powers granted by the Board of Directors’ Meeting of and, March 9, 1999, and May 27, 1999 relating to the subscription by Group’s employees “Lafarge 99”)

103.		Increased on December 31, 1999, from 2,617,756,800 F, divided into 104,710,272 shares of 25 F each to 2,624,455,150 F, divided into 104,978,206 shares of 25 F each, by issuance of 267,934 new shares, 25 F each , on exercise, between July 1 and December 30, 1999, of 267,934 stock options.

(Chairman’s decision of January 11, 2000, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994, and May 27, 1999)

104.	Increased on February 4, 2000, from 2,624,455,150 F, divided into 104,978,206 shares of 25 F each to 2,624,888,800 F, divided into 104,995,552 shares of 25 F each, by issuance of 17,346 new shares: from January 1st, 2000 to February 4, 2000, on exercise of 17,346 stock options.

(Chairman’s decision of February 4, 2000, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994)

105.	Increased on June 15, 2000, from 2,624,888,800 F, divided into 104,995,552 shares of 25 F each to 2,704,388,800 FF, divided in 108,175,552 shares of 25 F each, by issuance of 3,180,000 shares reserved for Redland Deutschland GmbH.

(Chairman’s decision of June 15, 2000, pursuant to powers granted by the Board of Directors’ meeting of June 15, 2000, such meeting held pursuant to powers granted by the Extraordinary General Meeting of Shareholders of June 15, 2000)

106.	Increased on July 6, 2000, from 2,704,388,800 F, divided into 108,175,552 shares of 25 F each to 2,735,030,175 F, divided into 109,401,207 shares of 25 F each, by issuance of 1,225,655 new shares, 25 F each:

	–	from February 5, to June, 30, 2000, 13,515 new shares, on exercise of stock options,
	–	from 20 March to 30 June 2000, 846,369 new shares of on exercise of 3,385 476 share subscription warrants,
	–	365,771 in payment of the dividend for 1999.

(Chairman’s decision of July 6, 2000, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

107.	Increased on December 31, 2000, from 2,735,030,175 F, divided into 109,401,207 shares of 25 F each to 2,811,048,375 F, divided into 112,441,935 shares of 25 F each, by issuance (from July 1st, 2000 to December 31, 2000) of 3,040,728 new shares, 25 F each :

	–	123,957 new shares, on exercise of same number of stock options,
	–	2,916,771 new shares on exercise of 11,667,084 share subscription warrants.

(Chairman’s decision of January 3, 2001, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

108.	Increased on January 30, 2001, from 2,811,048,375 F, divided into 112,441,935 shares of 25 F each to 2,822,118,675 F, divided into 112,884,747 shares of 25 F each, by issuance of 442,812 new shares, 25 F each:

	–	413,478 new shares, on exercise of share subscription warrants before January 30, 2001,
	–	29,334 new shares of on exercise of stock options before January 15, 2001.

(Chairman’s decision of January 31, 2001, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

109.	Increased on February 9, 2001, from 2,822,118,675 F, divided into 112,884,747 shares of 25 F each to 3,174,883,475 F, divided into 126,995,339 shares of 25 F each, by issuance (from January 22, 2001 to February 2, 2001) of 14,110,592 new shares, 25 F each, corresponding to a capital increase of 352,764,800 F.

(Chairman’s decision of February 9, 2001, pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

110.	Increased on March 30, 2001, from 3,174,883,475 F, divided into 126,995,339 shares of 25 F each to 3,219,589,825 F, divided into 128,783,593 shares of 25 F each, by issuance of 1,788,254 new shares, 25 F each:

	–	from February 5, to March 27, 2001, 102,921 new shares, on exercise of stock options,
	–	from February 12, to March 20, 2001, 1,685,333 new shares of on exercise of share subscription warrants.

(Chairman’s decision of April 5, 2001, - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

111.	Increased on May 31, 2001, from 3,219,589,825 F divided into 128,783,593 shares of 25 F each to 3,220,535,550 F, divided into 128,821,422 shares of 25 F each, by issuance of 37,829 new shares of 25 F each, on exercise of stock options from March 28, 2001, to May 31, 2001.

(Chairman’s decision of June 5, 2001 - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

112.	Increased on June 30, 2001, from 3,220,535,550 F divided into 128,821,422 shares of 25 F each to 515,285,688 euros, divided into 128,821,422 shares of 4 euros each, by capitalization of 159,516,991 F drawn on item “ issuance premium, merger, contribution” and increase in the par value of the 128,821,422 existing shares from 25 F to 4 euros.

(Chairman’s decision of June 29, 2001 – pursuant to powers granted by the Board of Directors’ Meeting of May 28, 2001)

113.	Increased on October 1st, 2001 from 515,285,688 euros divided into 128,821,422 shares of 4 euros each to 520,083,052 euros, divided into 130,020,763 shares of 4 euros each by issuance of 1,199,341 shares of 4 euros each:

	–	1,125,007 new shares of 4 euros each as of January 1st, 2001 in payment in shares of the dividend for 2000;
	–	74,334 new shares of 4 euros each as of January 1st on exercise of stock options from June 1st, 2001 to September 30, 2001.

(Chairman’s decision of October 8, 2001 - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

114.	Increased on December 31, 2001 from 520,083,052 euros divided into 130,020,763 shares of 4 euros each to 520,583,200 euros divided into 130,145,800 shares of 4 euros each by issuance of 125,037 new shares of 4 euros each as of January 1st on exercice of stock options from October 1st, 2001 to December 31, 2001.

(Chairman’s decision of January 9, 2002 - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

115.	Increased on June 11, 2002 from 520,583,200 euros divided into 130,145,800 shares of 4 euros each to 523,418,072 euros divided into 130,854,518 shares of 4 euros each by issuance of 708 718 new shares of 4 euros each as of January 1st, 2002.

(Chairman’s decision of June 11, 2002 - pursuant to powers granted by the Board of Directors’ Meeting of December 13, 2001))

116.	Increased on June 12, 2002 from 523,418,072 euros divided into 130,854,518 shares of 4 euros each to 523,761,932 euros divided into 130,940,483 shares of 4 euros each by issuance of 85,965 new shares of 4 euros each as of January 1st 2002 on exercise of stock options from January 1st to May 31, 2002.

(Chairman’s decision of June 12, 2002 - pursuant to powers granted by the Board of Directors’ Meetings of September 27, 1994 and May 27, 1999)

117.	Increased on July 5, 2002 from 523,761,932 euros divided into 130,940,483 shares of 4 euros each to 525,369,032 euros divided into 131,342,258 shares of 4 euros each by issuance of 401,775 new shares of 4 euros each as of January 1st 2002.

(Chairman’s decision of July 5, 2002 - pursuant to powers granted by the Board of Directors’ Meetings of February 27, 2002 and May 28, 2002)

118.	Increased on July 8, 2002 from 525,369,032 euros divided into 131,342,258 shares of 4 euros each to 530,971,008 euros divided into 132,742,752 shares of 4 euros each by issuance of 1 400,494 new shares of 4 euros each as of January 1st 2002 in payment of the shares dividend for 2001.

(Chairman’s decision of July 8, 2002 - pursuant to powers granted by the Board of Directors’ Meeting of May 27, 1999)

119.	Increased on October 4, 2002 from 530,971,008 euros divided into 132,742,752 shares of 4 euros each to 531,122,568 euros divided into 132,780,642 shares of 4 euros each by issuance of 37,890 new shares of 4 euros each as of January 1st 2002 on exercise of stock options from June 1st to September 30, 2002.

(Chairman’s decision of October 4, 2002 - pursuant to powers granted by the Board of Directors’ Meeting of May 27, 1999)

120.	Increased on November 5, 2002 from 531,122,568 euros divided into 132,780,642 shares of 4 euros each to 531,141,072 euros divided into 132,785,268 shares of 4 euros each by issuance of 4,626 new shares of 4 euros each as of January 1st 2002 on exercise of stock options from October 1st to October 31, 2002.

(Chairman’s decision of November 5, 2002 - pursuant to powers granted by the Board of Directors’ Meeting of May 27, 1999)

121.	Increased on December 27, 2002 from 531,141,072 euros divided into 132,785,268 shares of 4 euros each to 531,349,324 euros divided into 132,837,331 shares of 4 euros each by issuance of 52,063 new shares of 4 euros each as of January 1st 2002 following the close by the Commerce Court of Zurich of the squeeze-out proceedings initiated by Lafarge on the shares and warrants in bearer form of the Swiss corporation Cementia Holding AG.

(Chairman’s decision of December 27, 2002 - pursuant to powers granted by the Board of Directors’ Meetings of February 27, 2002 and May 28, 2002)

122.	Increased on December 31st, 2002 from 531,349,324 euros divided into 132,837,331 shares of 4 euros each to 531,521,732 euros divided into 132,880,433 shares of 4 euros each by issuance of 43,102 new shares of 4 euros each as of January 1st 2002 on exercise of stock options from November 1, 2002 to December 31, 2002.

(Chairman’s decision of December 31, 2002 - pursuant to powers granted by the Board of Directors’ Meeting of May 27, 1999)

123.	Increased on May 20, 2003 from 531,521,732 euros divided into 132,880,433 shares of 4 euros each to 531,566,420 euros divided into 132,891,605 shares of 4 euros each by issuance of 11,172 new shares of 4 euros each as of January 1st 2003 on exercise of stock options from January 1st, 2003 to May 20, 2003.

(Chairman’s decision of May 20, 2003 - pursuant to powers granted by the Board of Directors’ Meeting of May 27, 1999)

124.	Increased on July 15, 2003 from 531,566,420 euros divided into 132,891,605 shares of 4 euros each to 668,462,128 euros divided into 167,115,532 shares of 4 euros each following the issue of:

	–	1,360 new shares on exercise of stock options from Mai 21, 2003 to June 18, 2003;
	–	2,391,039 new shares in payment of the shares dividend for 2002 from June 2 to June 20, 2003 ; and
	–	31,831,528 new shares issued on July 15, 2003 pursuant to the share capital increase with shareholders preferential subscription rights authorized by the Shareholder’s General Meeting of May 20, 2003 and decided by the Chairman on June 11, 2003 by delegation of the Board of Directors.

125.	Increased on December 31, 2003 from 668,462,128 euros divided into 167,115,532 shares of 4 euros each to 668,871,252 euros divided into 167,217,813 shares of 4 euros each following the issue of 102,281 new shares as of January 1, 2003 on exercise of stock options from June 19, 2003 to December 31, 2003,

(Chairman’s decision of January 16, 2003, pursuant to powers granted by the Board of Directors’ Meeting of May 27, 1999).

SCHEDULE 2

APPLICATION OF THE PROVISIONS OF ARTICLE 28-1°

CONCERNING THE NUMBER OF VOTING RIGHTS

AVAILABLE TO EACH SHAREHOLDER AT MEETINGS OF SHAREHOLDERS

Where:
T	–	is the total number of voting rights attached to all the shares constituting the share capital;

Yn	–	is the total number of voting rights of all shareholders present or represented (n), up to 0.01 T per shareholder, hence not subject to limitation;

a, b, c, etc...	–	is the percentage of voting rights (in relation to T) held by shareholders A, B, C, etc. in excess of 1 % for each such shareholder;

X	–	is the total number of voting rights used in a meeting pursuant to limitation in the Articles of Association (i.e., the total number of votes cast).

Then:		X = Yn + aX + bX + cX

And Therefore:		X = Yn / (1-a-b-c)

This equation makes it possible to calculate the value of X and, for each of the shareholders A, B, C, etc, the number of votes attached to voting rights in excess of 1% (corresponding to the percentages a, b, c, etc.); 0.01 T is added to each, i.e., the votes attached to voting rights not subject to limitation.